Exhibit 99.1

FOR IMMEDIATE RELEASE

September 11, 2014

Owens & Minor Announces Pricing of New Offering of $550 Million of Senior Notes

Richmond, VA – BUSINESS WIRE – September 11, 2014 – Owens & Minor, Inc. (NYSE: OMI) announced today it has priced its underwritten public offering of $275 million of 3.875% Senior Notes due 2021 and $275 million of 4.375% Senior Notes due 2024. Estimated net proceeds from this offering will be approximately $542.7 million, after deducting the underwriting discount and estimated offering expenses. The offering is expected to settle on September 16, 2014, subject to customary closing conditions

The new notes are general senior unsecured obligations of Owens & Minor, will pay interest semi-annually and will be guaranteed on a senior unsecured basis by Owens & Minor Distribution, Inc. and Owens & Minor Medical, Inc., both wholly-owned subsidiaries of the company. Owens & Minor intends to use the proceeds from the offering to fund its previously announced acquisition of Medical Action Industries Inc., to fund the redemption of all of its outstanding 6.35% Senior Notes due 2016 and for other general corporate purposes.

The joint book-running managers for the offering are J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC. The senior co-managers for the offering are SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. The co-managers for the offering are BB&T Capital Markets, a division of BB&T Securities, LLC, Citigroup Global Markets Inc. and PNC Capital Markets LLC.

The offering is being made pursuant to an effective shelf registration statement previously filed by Owens & Minor with the Securities and Exchange Commission (SEC) and only by means of a prospectus supplement and attached prospectus. Copies of these documents can be obtained by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, 3rd Floor, New York, New York 10179, Attention: Investment Grade Syndicate Desk, or by telephone at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, 11th Floor, New York, New York 10038, Attention: Prospectus Department, or by telephone at 1-800-294-1322; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, or by telephone at 1-800-326-5897. Electronic copies of the prospectus supplement and the attached prospectus are also available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release does not constitute a notice of redemption for or an obligation to issue a notice of redemption for the 2016 notes.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by Owens & Minor with the SEC. All of this information is available at www.owens-minor.com.

Owens & Minor assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise, other than as required by law.

Owens & Minor, Inc. (NYSE:OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACT:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

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